POWER OF ATTORNEY


     In order to facilitate the timely filing of Securities and Exchange Commission ("SEC") Forms 4 and 5 regarding the beneficial ownership by the undersigned of securities of Factory 2-U Stores, Inc. (the "Company"), the undersigned hereby grants to each of Norman G. Plotkin, the General Counsel, Douglas C. Felderman, the Chief Financial Officer, Susan M. Skrokov, the Assistant General Counsel, and John W. Swygert, the Controller, of the Company, full power of attorney to complete and file with the SEC such Forms on the undersigned's behalf as such Forms may be required to be so filed by the undersigned from time to time. The undersigned shall provide prompt notice to Mr. Plotkin, Mr. Felderman, Ms. Skrokov or Mr. Swygert of all information required to properly complete such Forms, and the undersigned shall relieve Mr. Plotkin, Mr. Felderman, Ms. Skrokov, Mr. Swygert and the Company of any and all liability associated with any failure to file such Forms properly or timely. This Power of Attorney is limited to the purpose described above and shall continue in effect until written termination hereof is received by Mr. Plotkin, Mr. Felderman, Ms. Skrokov or Mr. Swygert.



					 		/s/ Alphonse J. Nepa
                                         ---------------------------------
                                         Name: Alphonse J. Nepa
                                         Title:Executive Vice President
                                          Date:November 10, 2003